UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)              September 30, 2003
                                                              ------------------


                                INEI CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                    Delaware
--------------------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)


0-10800                                                              52-0905854
--------------------------------------- ----------------------------------------
(Commission File Number)                       (IRS Employer Identification No.)



3421 Pennsy Drive, Landover, Maryland                                20785-1608
--------------------------------------- ----------------------------------------
(Address of principal executive offices)                             (Zip Code)



               Registrant's telephone number including area code:
                              (301) 386-4100 (tel)
                              (301) 386-2444 (fax)


                          Insituform East, Incorporated
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.    Other Events.

     See press release of the registrant dated September 30, 2003 attached hereto.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2003                       INEI CORPORATION
                                               ---------------------------------
                                               (Registrant)


                                               By: /s/ George Wm. Erikson
                                               --------------------------------
                                               George Wm. Erikson
                                               Chairman & General Counsel

                                                                   PRESS RELEASE
                                                           For Immediate Release


                            INEI CORPORATION REPORTS
                               FISCAL 2003 RESULTS

     LANDOVER, MD, September 30, 2003 - INEI CORPORATION [OTC: INEI], formerly known as Insituform East, Incorporated, reported a consolidated net loss of -$1,716,979 (-$0.39 per share) on sales of $8.9 million for the fiscal year ended June 30, 2003. In the previous year, the Company reported a consolidated net loss of -$1,407,491 (-$0.32 per share) on sales of $18.2 million.

                         CONSOLIDATED FINANCIAL SUMMARY

                                                  Three Months Ended June 30,      Year Ended June 30,
                                                 ----------------------------   --------------------------
                                                      2003            2002         2003            2002
                                                      ----            ----         ----            ----

Sales                                              $2,427,662      $3,219,037   $ 8,880,602    $18,152,666
                                                   ==========      ==========   ===========    ===========

Net Earnings (Loss)                                $  129,381      $(844,814)   $(1,716,979)   $(1,407,491)
                                                   ==========      ==========   ===========    ===========

Basic and Diluted Earnings (Loss) Per Share          $0.03           $(0.19)       $(0.39)        $(0.32)
                                                    =======          =======       =======        =======

Basic and Diluted Weighted Average Shares
    Outstanding                                     4,356,862       4,356,862     4,356,862      4,356,862


     The Company attributed its unfavorable fiscal year 2003 results to a reduced level of immediately workable backlog throughout the fiscal year as a result of the loss of its then largest Insituform(R) process customer, a county government in the Washington D. C. metropolitan area, in the fourth quarter of fiscal year 2002. The Company was unable to procure additional contracts to replace this customer during fiscal year 2003.

     On June 18, 2003, the Company entered into an Asset Purchase Agreement with Insituform Technologies, Inc. ("ITI"), the licensor of the Insituform(R) process technology, providing for the sale to ITI of substantially all of the Company's non-real estate assets and on-going business. The closing of the sale occurred on September 5, 2003.

     Commencing in 1992, ITI entered the CIPP installation business and began to acquire North American licensees of its Insituform technology. By 2000, the Company was the only remaining independent North American Insituform licensee. In addition, the expiration of certain initial method patents for the Insituform process in 1994 permitted the entrance of new competitors, using generic processes, into the CIPP market. These competitors generally enjoy a significantly lower cost structure than does the Company due, among other reasons, to the typical absence of third-party royalty payments. The combined effect of the entry of ITI into the CIPP installation business and the entry of other, lower cost, competitors into its markets, severely and adversely affected the Company's competitive position and, consequently, its financial condition and results of operations. The Company's Board of Directors, therefore, concluded that the independent continuation of the Company in the CIPP marketplace is no longer economically viable or in the best economic interest of its stockholders.

     The Asset Purchase Agreement provided that the Company receive aggregate cash consideration of $5,500,000, subject to a 10% escrow to provide funding for its obligation, under the Escrow Agreement, to ensure that ITI realizes a minimum specified direct gross profit percentage on the work performed under the Company's contracts assumed by ITI and for the Company's indemnification obligations to ITI. Assuming ultimate release to the Company of the entire escrowed amount, and after deduction of transaction costs in connection with the Asset Sale, the Company anticipates that net proceeds will be approximately $4,900,000. Of this amount, $3,000,000 has been applied to repayment to CERBCO, the Company's ultimate parent company, of an intercompany loan.

     With the completion of the Asset Sale, the Board of Directors, after due consideration has undertaken certain additional transactions designed to maximize stockholder value. In this regard, subsequent to the execution of the Asset Purchase Agreement, on July 24, 2003, the Company entered into a Real Estate Contract of Sale for the sale of the Company's real estate assets. Management currently anticipates that additional transactions will take the form of the liquidation of its remaining assets, including the sale or disposition of the assets of its wholly-owned subsidiary, Try Tek Machine Works, Inc., and the satisfaction of the Company's liabilities, including personnel termination and related costs, sale transaction expenses and final liquidation costs.

     After completion of the Asset Sale and application of the net proceeds in the manner contemplated, and assuming ultimate release to the Company of the entire escrowed amount, and after deduction of transaction costs in connection with the Asset Sale, the Company holds:

     o two contiguous parcels of improved real property located in Landover, Maryland, historically held for the purpose of housing its corporate headquarters and CIPP business operations and which are the subject of the Real Estate Contract of Sale, which contemplates the sale of these properties for a combined price of $5,215,000;

     o one parcel of improved real property located in Hanover, Pennsylvania, used to house the business of Try Tek, which custom designs and builds machinery, including machinery used to rehabilitate pipelines using cured-in-place pipe processes;

     o cash and cash equivalents in the approximate amount of $1,900,000, substantially all of which represents residual net proceeds from the Asset Sale;

     o    residual inventory and equipment not part of the Asset Sale; and

     o    accounts receivable in the approximate amount of $2,000,000.

         The Company will not have any ongoing operations subsequent to the Asset Sale, other than those of its wholly owned subsidiary, Try Tek, and those operations are not expected to continue beyond September 30, 2003.

     Unless the Board concludes, in accordance with its fiduciary obligations, that dissolution of the Company and liquidation and distribution of its assets are not in the best interest of the Company and its stockholders, it intends to adopt a plan of dissolution and to submit the plan and the proposed dissolution to a vote of its stockholders no later than the Company's next annual meeting, currently scheduled for December 18, 2003. Pursuant to such a plan, the Company would liquidate and pay out the net proceeds of the Asset Sale, the net proceeds of the sale of its real estate assets pursuant to the Real Estate Contract of Sale in the event that that sale ultimately is consummated, the net proceeds of any other sales of assets and any other remaining funds or assets to satisfy its obligations to its creditors and then, if any funds or assets remain, would make distributions to the holders of the Common Stock and Class B Common Stock on a pro rata basis. However, pursuant to the Asset Purchase Agreement, the Company has agreed that it will not make any dividend or distribution to its stockholders for a period of one year following the INEI CORPORATION REPORTS FISCAL 2003 RESULTS Page Four

     closing date of the Asset Sale, except to repay its outstanding loan to CERBCO. Therefore, even if the Board of Directors were to adopt, and the stockholders were to approve, a plan of dissolution, the plan could not permit distributions to the stockholders until one year has elapsed from the closing of the Asset Sale.

     This press release contains forward-looking statements, which are inherently uncertain and therefore amplify evaluation risks. The Company's future plans and results could differ materially from those currently anticipated due to a number of factors, including, without limitation, changes in interest rates and general economic conditions, legislative/regulatory changes and other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time.

     Until September 5, 2003, INEI Corporation and its subsidiaries were engaged in the trenchless rehabilitation of underground sewers and other pipelines primarily used cured-in-place pipe ("CIPP") rehabilitation processes to produce a shape-conforming "pipe-within-a-pipe." From 1978 to 2003, the Company performed work in six Mid-Atlantic states and the District of Columbia using the patented Insituform(R) process under territorially exclusive sublicense agreements.

                                      * * *

Contact:      Robert W. Erikson                          George Wm. Erikson
              President                                  Chairman
              (301) 386-4100                             (301) 386-4100